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EXHIBIT 3.2

                                                         STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                   DELIVERED 06:43 PM 09/12/2005
                                                      FILED 06:43 PM 09/12/2005
                                                    SRV 050745882 - 3794132 FILE

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          PACIFIC ENERGY RESOURCES LTD.

         Pacific Energy Resources Ltd. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. The name of the corporation is: Pacific Energy Resources Ltd.

         2. The certificate of incorporation of the corporation is hereby amended by striking out Article V thereof and by substituting in lieu of said Article the following new Article:

                  "This Corporation is authorized to issue one class of capital stock to be designated "Common Stock." The total number of shares which the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, $.0001 par value per share."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 30th day of Aug., 2005

                                                     /s/ DARREN KATIC
                                                     ---------------------------
                                                     Darren Katic, President